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                                                MASSACHUSETTS ELECTRIC COMPANY
                                       Computation of Ratio of Earnings to Fixed Charges
                                                        (SEC Coverage)
                                                          (Unaudited)
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                                                                            Years Ended December 31,
                                                          -------------------------------------------------------------
                                                          1993          1992          1991          1990          1989
                                                          ----          ----          ----          ----          ----
                                                                                 (In Thousands)


Net Income                                              $23,779       $34,905       $25,243       $35,192        $19,389
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Add income taxes and fixed charges
- ----------------------------------
  Current federal income taxes                            5,606         3,977         8,568        14,681          8,169
  Deferred federal income taxes                           3,430        13,451         3,889         1,044           (845)
  Investment tax credits - net                           (1,228)       (1,228)       (1,194)       (1,225)        (1,412)
  Massachusetts franchise tax                             3,348         3,858         2,920         3,765          2,165
  Interest on long-term debt                             23,403        21,910        20,157        20,626         17,602
  Interest on short-term debt and other                   3,638         3,657         3,643         3,090          5,257
                                                        -------       -------       -------       -------        -------

Net earnings available for fixed charges                $61,976       $80,530       $63,226       $77,173        $50,325
                                                        -------       -------       -------       -------        -------

Fixed charges:
  Interest on long-term debt                            $23,403       $21,910       $20,157       $20,626        $17,602
  Interest on short-term debt and other                   3,638         3,657         3,643         3,090          5,257
                                                        -------       -------       -------       -------        -------
      Total fixed charges                               $27,041       $25,567       $23,800       $23,716        $22,859
                                                        =======       =======       =======       =======        =======

Ratio of earnings to fixed charges                         2.29          3.15          2.66          3.25           2.20
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